Exhibit 10.3

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM.

DATED ____ JUNE 2020

CONVERTIBLE LOAN NOTE INSTRUMENT

RELATING TO

MEREO BIOPHARMA GROUP PLC

CONTENTS

1.	Interpretation	4
2.	Amount and description of notes	11
3.	Status of notes	11
4.	Use of Proceeds	13
5.	Repayment of Notes	13
6.	Interest	13
7.	Certificates	13
8.	The Register	14
9.	Notes not to be quoted	15
10.	Set-off	15
11.	Meetings of Noteholders	15
12.	Variation	15
13.	Enforcement and third party rights	16
14.	Notices	16
15.	Governing law and jurisdiction	16

SCHEDULE 1		17

Part 1.	- Form of Tranche 1 Note Certificate	17
Part 2.	- Form of Tranche 2 Note Certificate	18
Part 3.	- Form of Tranche 3 Note Certificate	19

SCHEDULE 2 THE CONDITIONS		20

Part 1.	Interest, repayment and redemption	20
1.	Interest	20
2.	Repayment of principal	21
3.	Time of payment	23
4.	Redemption	23
5.	Events of Default	29
6.	Action following Event of Default	30
7.	Taxation	31

Part 2.	Conversion	32
1.	Conversion	32
2.	Procedures on conversion	33

Part 3.	Transfer provisions, Undertakings and other matters	35

SCHEDULE 3 MEETINGS OF THE NOTEHOLDERS		41

THIS INSTRUMENT is made as a deed poll on ____ June 2020

BY

MEREO BIOPHARMA GROUP PLC incorporated and registered in England and Wales with company number 09481161 whose registered office is at 4th Floor, 1 Cavendish Place, London W1G 0QF, United Kingdom (the “Company”).

WHEREAS:

A.

The Company is entering into certain financing transactions on or around the date hereof, pursuant to which OrbiMed Partners Master Fund Limited, OrbiMed Genesis Master Fund L.P. and OrbiMed Private Investments VII, LP (the “Lead Investors”) and certain other investors (the “Investors”) shall be subscribing for the following securities of the Company: (x) a unit (referred to for convenience as “Ordinary Units”), consisting of (i) one ordinary share of the Company with a nominal value of £0.003 per share (such class of shares, the “Ordinary Shares,” and all such shares to be issued to the Purchasers, the “Shares”) together with (ii) one warrant to subscribe for 0.50 Ordinary Shares (all such warrants to be issued to the Purchasers, the “Ordinary Warrants”), at a purchase price of £0.174 per Unit and (y) a unit (referred to for convenience as the “Convertible Units”) consisting of (i) one Note together with (ii) warrants to subscribe for a number of Ordinary Shares equal to 0.5 times the number of Ordinary Shares issuable upon conversion of each Note (all such warrants to be issued to the Purchasers, the “Note Warrants” and together with the Ordinary Warrants (the “Warrants”) (the issuance of the foregoing Ordinary Units and Convertible Units collectively , the “Transaction”).

B.	By exercise of the powers conferred on them by the Articles, the Directors of the Company have, by a resolution passed on 1 June 2020, resolved to create, and to constitute the Notes hereunder.

C.	This Instrument constitutes the Notes.

D.

The Company and its subsidiaries are parties to an existing senior secured loan agreement in the principal amount of £20,455,000 with Silicon Valley Bank (as lender) (“SVB”) and Kreos Capital V (UK) Limited (as lender, agent and security agent) (“Kreos”), dated 28 September 2018 (as updated and amended from time to time) (the “Senior Loan”).

E.

The Notes created hereunder shall be subordinated to the Senior Loan by entry into a separate subordination deed between the Noteholders, Kreos and SVB on or around the date hereof (the “Subordination Agreement”).

AGREED TERMS

1. INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Instrument.

1.2	Acceleration Date: has the meaning given in paragraph 4 of Part 1 of Schedule 2.

ADS: has the meaning given in the Securities Purchase Agreement.

Affiliate: means a person that owns or controls directly or indirectly another person, any person that controls or is controlled by or is under common control with the person, including, without limitation, any subsidiaries, and any of that person’s general or limited partners, senior executive officers, directors and, for any person that is a limited liability company, that person’s managers and members or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners or managing members or investment advisor of, or shares the same management company or investors advisor (or member thereof) with, such person.

Alternative Warrant Conversion Notice: has the meaning given in the Securities Purchase Agreement.

Articles: means the articles of association of the Company, as amended or superseded.

Business Day: means any day other than Saturday, Sunday or federal legal holiday in the United States of America, or public holiday or bank holiday in the United Kingdom.

Certificate: means a Tranche 1 Note Certificate, a Tranche 2 Note Certificate or a Tranche 3 Note Certificate, as applicable.

Change of Control: means, (a) in one transaction or a series of related transactions, a person or one or more persons acting in concert, acquiring (i) all (or substantially all) of the share capital or assets of the Company, or (ii) more than fifty percent (50%) of the outstanding equity or other securities of the Company; or (b) any merger, consolidation, reorganisation, or business combination as a result of which the majority equity or other security holders of the Company immediately preceding such transaction (s) hold less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction(s) immediately after consummation of such transaction. In the foregoing case, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition and/or ownership of voting shares in the Company, to obtain or consolidate control (directly or indirectly) of the Company provided that the persons voting in the same or consistent manner at any general meeting of the Company will not be considered to be acting in concert by virtue only of exercising their votes in such manner.

Change of Control Payment: has the meaning given in paragraph 4.12 of Part 1 of Schedule 2.

Closing Price: means: (i) if at the relevant time the Ordinary Shares continue to be admitted to trading on AIM, the most recently reported closing price of one Ordinary Share on AIM; or (ii) if at the relevant time the Shares are no longer admitted to trading on AIM, the implied price of one Ordinary Share in pounds sterling by reference to the most recently reported closing price of an ADS on Nasdaq.

Conditions: means the conditions attaching to the Notes, as set out in Schedule 2 (as amended from time to time in accordance with this Instrument).

Conversion Date: means (i) in the case of Tranche 1 Notes being converted automatically following Shareholder Approval pursuant to the provisions of paragraph 1.2 of Part 2 of Schedule 2, the date on which such Shareholder Approval is granted; and/or (ii), in the case of an Uplift Notice or Pay Down Notice, the date specified in such notice; and/or (iii) in all other cases, the date falling 5 Business Days after service of the Conversion Notice.

Conversion Notice: means a notice in writing served by a Noteholder to the Company to convert all or, if the Ownership Limit applies, some of its outstanding Notes.

Default Rate: means the Tranche 1 Default Rate, Tranche 2 Default Rate or Tranche 3 Default Rate (as applicable).

Directors: means the board of directors of the Company, or a duly authorised committee of that board, for the time being.

Effective Date: means the date of this Deed.

Event of Default: means any of the events set out in paragraph 5 of Part 1 of Schedule 2.

Existing Indebtedness: means any indebtedness incurred by a Group Company and outstanding on or prior to the Effective Date (which for the avoidance of doubt shall include indebtedness pursuant to the Senior Loan and the Novartis Loan Note).

Group Company: means each of the Company and its subsidiaries.

Interest Rate: has the meaning given in paragraph 1 of Part 1 of Schedule 2.

Kreos: has the meaning given in the recitals of this Instrument.

Lead Investors: has the meaning given in the recitals of this Instrument.

Nasdaq: means the Nasdaq Global Market or the Nasdaq Capital Market (as applicable).

Notes: means the Tranche 1 Notes, the Tranche 2 Notes or the Tranche 3 Notes, as applicable.

Noteholder: means a person for the time being entered in the Register as holder of any Notes.

Noteholder Majority: means Noteholders holding more than 50% of the principal amount of all outstanding Notes.

Noteholder Majority Consent: means the consent of a Noteholder Majority provided either at a meeting of Noteholders or in writing, in each case in accordance with the requirements of Schedule 3.

Novartis: means Novartis Pharma AG, a company incorporated under the laws of Switzerland.

Novartis Loan Note: means the convertible loan note originally issued by the Company to Novartis in the principal amount of £3,841,479 on 8 February 2020.

Ordinary Shares: means the ordinary shares of £0.003 each in the capital of the Company, which have the rights set out in the Articles.

Original Warrantholder: has the meaning given in the Securities Purchase Agreement.

Ownership Limit: has the meaning given in paragraph 1.2 of Part 2 of Schedule 2.

Pay Down Issue: has the meaning given in paragraph 4.7 of Part 1 of Schedule 2.

Pay Down Notice: has the meaning given in paragraph 4.7 of Part 1 of Schedule 2.

Pay Down Securities: has the meaning given in paragraph 4.7 of Part 1 of Schedule 2.

Pay Down Reduction Amount: has the meaning given in paragraph 4.8 of Part 1 of Schedule 2.

Qualifying Noteholder: means any Noteholder holding Notes with a principal amount of £6,004,803.84 million or greater.

Redemption Date: has the meaning given in paragraph 4.1 of Part 1 of Schedule 2.

Redemption Notice: has the meaning given in paragraph 4.13 of Part 1 of Schedule 2.

Register: means a register of Noteholders referred to in, and kept and maintained in accordance with, clause 8.

Registered Office: means the registered office of the Company from time to time.

Securities Purchase Agreement: means the agreement governing the purchase of Ordinary Shares comprising the Transaction among, inter alios, the Company, the Lead Investors and the other Investors party thereto, dated on or around the date hereof.

Senior Lenders: means SVB and Kreos (and each of them individually, a “Senior Lender”) and/or their respective successors in title.

Senior Loan: has the meaning given in the recitals of this Instrument.

Shareholder Approval: has the meaning given in the Securities Purchase Agreement.

Shareholders Meeting: has the meaning given in the Securities Purchase Agreement.

Shares: has the meaning given in the recitals of this Instrument.

Subordination Agreement: has the meaning given in the recitals of this Instrument.

SVB: has the meaning given in the recitals of this Instrument.

Tranche 1 Conversion Price: £0.174 per Ordinary Share, subject to adjustment as set forth in Part 3 of Schedule 2.

Tranche 2 Conversion Price: £0.348 per Ordinary Share, subject to adjustment as set forth in Part 3 of Schedule 2.

Tranche 1 Default Rate: has the meaning given in paragraph 1.1 of Part 1 of Schedule 2.

Tranche 2 Default Rate: has the meaning given in paragraph 1.2 of Part 1 of Schedule 2.

Tranche 3 Default Rate: has the meaning given in paragraph 1.3 of Part 1 of Schedule 2.

Tranche 1 Extension Option: has the meaning given in paragraph 2.3 of Part 1 of Schedule 2.

Tranche 1 Extension Notice: has the meaning given in paragraph 2.3 of Part 1 of Schedule 2.

Tranche 2 Extension Option: has the meaning given in paragraph 2.5 of Part 1 of Schedule 2.

Tranche 2 Extension Notice: has the meaning given in paragraph 2.5 of Part 1 of Schedule 2.

Tranche 3 Extension Option: has the meaning given in paragraph 2.7 of Part 1 of Schedule 2.

Tranche 3 Extension Notice: has the meaning given in paragraph 2.7 of Part 1 of Schedule 2.

Tranche 1 Maturity Date: means 3 June 2023 or, in respect of any Tranche 1 Notes held by a Qualifying Noteholder, such later date as may be applicable following exercise of the Tranche 1 Extension Option.

Tranche 2 Maturity Date: means the date falling three years from the date of issue of such Tranche 2 Notes, or in respect of any Tranche 2 Notes held by a Qualifying Noteholder, such later date as may be applicable following exercise of the Tranche 2 Extension Option.

Tranche 3 Maturity Date: means 3 June 2025 or, in respect of any Tranche 3 Notes held by a Qualifying Noteholder, such later date as may be applicable following exercise of the Tranche 3 Extension Option and acceptance by the Company of the same.

Tranche 1 Note Certificate: a certificate for Tranche 1 Notes in the form (or substantially in the form) set out in Part 1 of Schedule 1.

Tranche 2 Note Certificate: a certificate for Tranche 2 Notes in the form (or substantially in the form) set out in Part 2 of Schedule 1.

Tranche 3 Note Certificate: a certificate for Tranche 3 Notes in the form (or substantially in the form) set out in Part 3 of Schedule 1.

Tranche 1 Noteholder: means a Noteholder holding Tranche 1 Notes.

Tranche 2 Noteholder: means a Noteholder holding Tranche 2 Notes.

Tranche 3 Noteholder: means a Noteholder holding Tranche 3 Notes.

Tranche 1 Notes: up to £40,533,671 in aggregate unsecured convertible loan notes of £1 principal amount each, maturing on the Tranche 1 Maturity Date constituted by this Instrument or, as the case may be, the principal amount of such loan notes for the time being issued and outstanding, and principal amount shall be construed accordingly.

Tranche 2 Notes: up to £40,032,025 in aggregate unsecured convertible loan notes of £1 principal amount each, maturing on the Tranche 2 Maturity Date constituted by this Instrument or, as the case may be, the principal amount of such loan notes for the time being issued and outstanding, and principal amount shall be construed accordingly.

Tranche 3 Notes: up to £56,044,831 in aggregate unsecured loan notes of £1 principal amount each, maturing on the Tranche 3 Maturity Date constituted by this Instrument or, as the case may be, the principal amount of such loan notes for the time being issued and outstanding, and principal amount shall be construed accordingly.

Transaction: has the meaning given in the recitals of this Instrument.

Uplift Allocation Notice: has the meaning given in paragraph 4.3 of part 1 of Schedule 2.

Uplift Reduction Amount: has the meaning given in paragraph 4.4 of part 1 of Schedule 2.

Uplift Securities: has the meaning given in paragraph 4.3 of part 1 of Schedule 2.

Warrant: has the meaning given in the recitals of this Instrument.

Warrant Instrument: means the instrument constituting the Warrants dated on or about the Effective Date.

1.3	Clause, Schedule and paragraph headings shall not affect the interpretation of this Instrument.

1.4	References to clauses and Schedules are to the clauses of and Schedules to this Instrument and references to paragraphs are to paragraphs of the relevant Schedule.

1.5

The Schedules (including, for the avoidance of doubt, the Conditions) form part of this Instrument and shall have effect as if set out in full in the body of this Instrument. Any reference to this Instrument includes the Schedules.

1.6

A reference to this Instrument, the Conditions or to any other agreement or document referred to in this Instrument or the Conditions is a reference to this Instrument (which shall include the Conditions), the Conditions or such other agreement or document as varied or novated in accordance with their terms from time to time.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.12	A reference to writing or written includes fax but not e-mail (unless otherwise expressly provided in this Instrument).

1.13

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.15	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.16	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.17	Any obligation on a person not to do something includes an obligation not to allow that thing to be done.

1.18	A reference in this Instrument to:

(a)	any Notes being outstanding means such Notes as are in issue, not redeemed, not converted and not cancelled at the relevant time;

(b)	the assets of any person shall be construed as a reference to all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

(c)	indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

(d)	repayment includes redemption and vice versa and the words repay, redeem, repayable, redeemed and repaid shall be construed accordingly;

(e)	$ or USD denotes the lawful currency of the United States of America;

(f)	£ or sterling denotes the lawful currency of the United Kingdom; and

(g)

tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.19	Unless the context otherwise requires, a reference to the Notes includes a reference to all and/or any of the Notes.

2. AMOUNT AND DESCRIPTION OF NOTES

2.1	The aggregate principal amount of the Tranche 1 Notes is limited to £40,533,671.

2.2	The aggregate principal amount of the Tranche 2 Notes is limited to £40,032,025.

2.3	The aggregate principal amount of the Tranche 3 Notes is limited to £56,044,831.

2.4	The Tranche 1 Notes shall be known as the unsecured convertible loan notes due 2023 and shall be issued by the Company in integral multiples of £1.

2.5	The Tranche 2 Notes shall be known as the unsecured convertible loan notes due 2026 and shall be issued by the Company in integral multiples of £1.

2.6	The Tranche 3 Notes shall be known as the unsecured loan notes due 2025 and shall be issued by the Company in integral multiples of £1.

3. STATUS OF NOTES

3.1	The Notes when issued and outstanding shall rank pari passu, equally and rateably, without discrimination or preference among themselves and as unsecured obligations of the Company.

3.2

The Notes shall be issued and held subject to and with the benefit of the provisions of this Instrument (including the Conditions). All such provisions shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively and shall enure for the benefit of all Noteholders.

3.3

No Notes shall be issued or deemed issued pursuant to this Instrument until Closing (as defined in the Securities Purchase Agreement) has occurred in accordance with the terms and conditions of the Securities Purchase Agreement.

3.4

No Tranche 2 Notes shall be issued to any person who is not a Qualifying Noteholder and has not served upon the Company an Optional Warrant Conversion Notice (as defined in the Securities Purchase Agreement) in accordance with the provisions of section 5(h)(ii) of the Securities Purchase Agreement.

3.5

Any Qualifying Noteholder who delivers an Optional Warrant Conversion Notice (as defined in the Securities Purchase Agreement) in accordance with the provisions of Clause section 5(h)(ii) of the Securities Purchase Agreement shall have the subscription monies paid to the Company thereunder applied towards the subscription price for Tranche 2 Notes (in the face amount of £1 for each Tranche 2 Note issued) in accordance with section 5(h)(ii) of the Securities Purchase Agreement. The subscription price in respect of all Warrants subject to the Optional Warrant Conversion Notice shall be aggregated for purposes of determining the number of Tranche 2 Notes issued, provided that no Tranche 2 Notes shall be issued for any part payment towards a Tranche 2 Note and after aggregation of all such amounts, any remaining fractional sums pursuant to an Optional Warrant Conversion Notice shall be discounted when calculating the number of Tranche 2 Notes to be issued.

3.6	No Tranche 3 Notes shall be issued to any person if the Shareholder Approval is obtained on or before 7 August, 2020.

3.7

If the Shareholder Approval is not obtained on or before 7 August, 2020, the Company shall deliver Tranche 3 Notes (in the face amount of £1 for each Tranche 3 Note issued) to each Original Warrantholder that delivers an Alternative Warrant Conversion Notice in accordance with section 5(i)(ii) of the Securities Purchase Agreement, within five (5) Business Days after the surrender by the holder of the certificate representing the Warrant and the delivery of the Alternative Warrant Conversion Notice.

3.8

For so long as the Senior Loan remains outstanding, no Notes shall be issued or deemed issued to any person pursuant to this Instrument unless such person has first executed the Subordination Agreement or a deed of adherence to the Subordination Agreement (pursuant to which such person becomes bound by the terms of the Subordination Agreement) and provided a copy of such executed document to the Company and the Senior Lenders.

4. USE OF PROCEEDS

4.1	The proceeds of all subscriptions for the Notes shall be used in accordance with the terms and conditions of Section 5(j) of the Securities Purchase Agreement.

4.2	No part of the proceeds of any subscription for the Notes shall be used by the Company to make any dividend or distribution to any shareholder in the Company, or for the repurchase of Ordinary Shares.

5. REPAYMENT OF NOTES

5.1	The Notes shall be repaid in accordance with Part 1 of Schedule 2.

5.2	All Notes repaid by the Company shall be automatically and immediately cancelled and shall not be reissued.

6. INTEREST

Until the Notes are repaid by the Company or converted into Ordinary Shares, in each case in accordance with the provisions of this Instrument, interest shall accrue and be paid on the principal amount of the Notes outstanding at the rate and in the manner provided in Part 1 of Schedule 2.

7. CERTIFICATES

7.1

Each Noteholder (or the joint holders of any Notes) shall be entitled to receive, without charge, one Tranche 1 Note Certificate and/or Tranche 2 Note Certificate and/or Tranche 3 Note Certificate (as applicable) for the Tranche 1 Notes and/or Tranche 2 Notes and/or Tranche 3 Notes registered in his (or their) names.

7.2

Where any Notes are held jointly, the Company shall not be bound to issue more than one Certificate in respect of such Notes and delivery of a Certificate to the person who is first named in the Register as Noteholder shall be sufficient delivery to all joint holders of such Notes.

7.3	Each Certificate shall:

(a)	bear a denoting number;

(b)	indicate whether it relates to Tranche 1 Notes, Tranche 2 Notes, or Tranche 3 Notes;

(c)	be issued and executed by the Company as a deed in the form (or substantially in the form) set out in Part 1 of Schedule 1, Part 2 of Schedule 1 or Part 3 of Schedule 1 (as applicable); and

(d)	have the Conditions endorsed on or attached to it.

7.4	In the case of repayment or transfer of part only of a Noteholder’s Notes, the Certificate(s) in respect of such Notes shall be either:

(a)	endorsed with a memorandum of the nominal amount of the Notes so redeemed or transferred and the date of such repayment or transfer; or

(b)	cancelled and (without charge) replaced by a new Certificate for the balance of the principal amount of the Notes not then repaid or transferred.

8. THE REGISTER

8.1

The Company shall keep and maintain the Register at the Registered Office or (subject always to the provisions of section 743 of the Act) at such other place as the Company may from time to time appoint for this purpose and notify to the Noteholders.

8.2	There shall be entered in the Register:

(a)	the names and addresses of the Noteholders for the time being;

(b)	the principal amount of the Notes held by each Noteholder;

(c)	whether the Notes held by each Noteholder are Tranche 1 Notes, Tranche 2 Notes or Tranche 3 Notes;

(d)	the date of issue of each of the Notes and the date on which the name of each Noteholder is entered in the Register in respect of the Notes registered in his name;

(e)	the serial number of each Certificate issued and the date of its issue; and

(f)	the date(s) of all transfers and changes of ownership of any of the Notes.

8.3	The Company shall promptly amend the Register to record any change to the name or address of a Noteholder that is notified in writing to the Company by that Noteholder.

8.4

The Noteholders or any of them, or any person authorised by a Noteholder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.

8.5	Every Noteholder shall be recognised by the Company as entitled to his Notes free from any equity, set-off or cross-claim against the original or an intermediate holder of such Notes.

9. NOTES NOT TO BE QUOTED

No application has been, or shall be, made (unless pursuant to paragraph 7.2 of Part 1 of Schedule 2) to any investment exchange (whether in the United Kingdom or otherwise) for permission to deal in, or for an official or other listing or quotation, in respect of the Notes.

10. SET-OFF

Payments of principal and interest in respect of the Notes shall be paid by the Company to the Noteholders in accordance with the Conditions without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

11. MEETINGS OF NOTEHOLDERS

Meetings of the Noteholders shall be convened and held in accordance with the provisions of Schedule 3.

12. VARIATION

12.1

All or any of the rights for the time being attached to the Notes or other provisions of this Instrument may from time to time (whether or not the Company is being wound up) be altered or abrogated with the prior written consent of a Noteholder Majority. Any such alteration or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

12.2

Modifications to this Instrument which are of a minor nature or made to correct a manifest error may be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

12.3

The Company shall, within 5 Business Days of making any variation pursuant to this clause 12, send to each Noteholder (or, in the case of joint holders, to the Noteholder named first in the Register) a copy of the deed poll (or other document) effecting the variation.

12.4	Any modification, alteration or abrogation made pursuant to clause 12.1 or clause 12.2 shall be binding on all the Noteholders.

13. ENFORCEMENT AND THIRD PARTY RIGHTS

13.1

From and after the date of this Instrument, and for so long as any Notes are outstanding or any amount is payable or repayable by the Company in respect of the Notes, the Company undertakes to duly perform and observe its obligations under this Instrument.

13.2

Except as expressly provided in clause 13.3, a person who is not a party to this Instrument shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Instrument.

13.3

This Instrument shall operate for the benefit of all Noteholders and each Noteholder shall be entitled to sue for the performance or observance of the provisions of this Instrument in his own right so far as his own holding of Notes is concerned.

14. NOTICES

Any notice to be given to or by any Noteholder(s) for the purposes of this Instrument shall be given in accordance with the provisions of paragraph 9 and paragraph 10 of Part 3 of Schedule 2.

15. GOVERNING LAW AND JURISDICTION

15.1

This Instrument and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

15.2

The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or the Notes or their subject matter or formation (including non-contractual disputes or claims).

This instrument has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1

Part 1. - Form of Tranche 1 Note Certificate

Part 2. - Form of Tranche 2 Note Certificate

Part 3. - Form of Tranche 3 Note Certificate

Schedule 2 The Conditions

Part 1. Interest, repayment and redemption

1. INTEREST

1.1

Interest shall initially be payable on any outstanding Tranche 1 Notes (so far as not converted under Part 2 of Schedule 2) at a fixed rate of 10% per annum (the “Interest Rate”), subject to the following adjustments:

(a)	if Shareholder Approval is obtained on or prior to 7 August 2020, the initial 10% rate shall be reduced to 6% per annum, with effect retroactively as of the Effective Date;

(b)

if an Event of Default takes place and is not remedied by the Company in accordance with the applicable provisions of this Part 1 of Schedule 2, the Tranche 1 Interest Rate shall be increased by 2% per annum with effect from the date of such Event of Default (or, if applicable, the expiry of any cure period applicable thereto) (the “Tranche 1 Default Rate”); and

(c)

if the Tranche 1 Extension Option is exercised, interest shall cease to be payable on the Tranche 1 Notes from the date of the relevant Tranche 1 Extension Notice (other than any interest payable at the Tranche 1 Default Rate following an Event of Default, which, for the avoidance of doubt, shall apply at a flat rate of 2% in such circumstances and remain payable).

1.2

Interest shall not be payable on any outstanding Tranche 2 Notes or Tranche 3 Notes other than where an Event of Default takes place and is not remedied by the Company in accordance with the applicable provisions of this Part 1 of Schedule 2, where interest shall be payable on the Tranche 2 Notes and/or Tranche 3 Notes (as applicable) at a rate of 2% per annum with effect from the date of such Event of Default (or, if applicable, the expiry of any cure period applicable thereto) (the “Tranche 2 Default Rate” and “Tranche 3 Default Rate”, respectively).

1.3	Any interest due under paragraphs 1.1 or 1.2 shall be payable on the Redemption Date.

1.4

Interest, if payable, shall accrue daily at the Interest Rate and shall be calculated on the basis of a 365-day year and the actual number of days elapsed from the date of issue of the relevant Notes to the Redemption Date.

1.5	If the Company fails to pay redemption monies when due, interest shall accrue on the unpaid amount at the applicable Default Rate.

2. REPAYMENT OF PRINCIPAL

2.1

As and when the Notes (or any part of them) are to be redeemed in accordance with paragraph 4 of this Part 1 of Schedule 2, the Company shall pay the Noteholders the principal amount of the Notes which are to be redeemed, subject to adjustment in accordance with paragraph 4.2 of this Part 2 of Schedule 2.

2.2

No prepayment of the principal amount of the Notes or any interest accrued thereon prior to the earlier of the Maturity Date or, in the event of a Change of Control, the date on which the consideration in respect of such Change of Control is remitted to the holders of Ordinary Shares, shall be permitted without the consent of a Noteholder Majority, and, if required, the consent of the Senior Lenders pursuant to the terms of the Subordination Deed.

2.3

At any time prior to the Tranche 1 Maturity Date, a Qualifying Noteholder may (but shall not be required to) notify the Company that it wishes to extend the Tranche 1 Maturity Date in respect of that Noteholder’s Tranche 1 Notes to a new date to be specified in such notice provided such date is a Business Day and not later than the date 10 years after the date of this Instrument (a “Tranche 1 Extension Notice”), and the Company shall accept such extension (the “Tranche 1 Extension Option”), whereupon the Tranche 1 Maturity Date shall be revised accordingly. A Qualifying Noteholder may only issue a Tranche 1 Extension Notice once and any such Tranche 1 Extension Option must be used in respect of all Tranche 1 Notes held by such Qualifying Noteholder. From the date of such Tranche 1 Extension Notice, other than amounts accrued prior to delivery of the Tranche 1 Extension Notice, no additional interest shall be payable on the Tranche 1 Notes held by the exercising Qualifying Noteholder (other than any interest which becomes payable at the Tranche 1 Default Rate).

2.4

On the date of the Tranche 1 Extension Notice the exercising Qualifying Noteholder shall deliver to the Company the Tranche 1 Note Certificate in respect of the Tranche 1 Notes which are the subject of such Tranche 1 Extension Notice, and the Company shall, within 5 Business Days’ of the exercise of the Tranche 1 Extension Option, issue to such Qualifying Noteholder a replacement Tranche 1 Note Certificate bearing the revised Tranche 1 Maturity Date.

2.5

A Qualifying Noteholder who holds both Tranche 1 Notes and Tranche 2 Notes may (but shall not be required) if they have already served an Extension Notice (or contemporaneously with the service of an Extension Notice), notify the Company that it wishes to extend the Tranche 2 Maturity Date in respect of that Noteholder’s Tranche 2 Notes to the same date that it has specified as the Tranche 1 Maturity Date pursuant to its Extension Notice for Tranche 1 Notes (such further notice being a “Tranche 2 Extension Notice”), and the Company shall accept such extension (the “Tranche 2 Extension Option”), whereupon the Tranche 2 Maturity Date shall be revised accordingly. A Qualifying Noteholder may only issue a Tranche 2 Extension Notice once and any such Tranche 2 Extension Option must be used in respect of all Tranche 2 Notes held by such Qualifying Noteholder.

2.6

On the date of the Tranche 2 Extension Notice the exercising Qualifying Noteholder shall deliver to the Company the Tranche 2 Note Certificate in respect of the Tranche 2 Notes which are the subject of such Tranche 2 Extension Notice, and the Company shall, within 5 Business Days’ of the exercise of the Tranche 2 Extension Option, issue to such Qualifying Noteholder a replacement Tranche 2 Note Certificate bearing the revised Tranche 2 Maturity Date.

2.7

Any Qualifying Noteholder who holds Tranche 3 Notes may (but shall not be required), notify the Company that it wishes to extend the Tranche 3 Maturity Date in respect of that Qualifying Noteholder’s Tranche 3 Notes to a new date to be specified in such notice provided such date is a Business Day and not later than the date 10 years after the date of this Instrument (such notice being a “Tranche 3 Extension Notice”). Upon receipt of a Tranche 3 Extension Notice, the Company may reject a Tranche 3 Extension Notice by providing written notice of such rejection to the Noteholder within 30 Business Days of receipt of such Tranche 3 Extension Notice (whereupon no extension of such Noteholder’s Tranche 3 Notes shall occur). If the Company does not reject a Tranche 3 Extension Notice within such foregoing period, the Tranche 3 Extension Notice shall be considered accepted (the “Tranche 3 Extension Option”), whereupon the Tranche 3 Maturity Date shall be revised accordingly. A Qualifying Noteholder may only issue a Tranche 3 Extension Notice once and any such Tranche 3 Extension Option must be used in respect of all Tranche 3 Notes held by such Qualifying Noteholder.

2.8

On the date of the Tranche 3 Extension Notice the exercising Qualifying Noteholder shall deliver to the Company the Tranche 3 Note Certificate in respect of the Tranche 3 Notes which are the subject of such Tranche 3 Extension Notice. If the Company rejects the Tranche 3 Extension Notice, the Company shall promptly return such Tranche 3 Note Certificate to the Noteholder. If the Tranche 3 Extension Option is accepted, the Company shall, within 5 Business Days’ of the exercise of the Tranche 3 Extension Option, issue to such Qualifying Noteholder a replacement Tranche 3 Note Certificate bearing the revised Tranche 3 Maturity Date.

3. TIME OF PAYMENT

Whenever any payment of principal (or otherwise) becomes due on a day which is not a Business Day, payment shall be made on the next following Business Day.

4. REDEMPTION

4.1

The Notes then in issue (so far as not converted under Part 2 of this Schedule 2) shall be redeemed at the principal amount together with interest on the Notes outstanding at the applicable Interest Rate on the earlier of the following dates:

(a)	the Tranche 1 Maturity Date, Tranche 2 Maturity date or Tranche 3 Maturity date (as applicable); or

(b)	in the event of a Change of Control, the date on which the consideration in respect of such Change of Control is remitted to the holders of Ordinary Shares; or

(c)

following the occurrence of an Event of Default and the expiry of any applicable grace period applicable to such Event of Default as set out in paragraph 5 of this Part 1 of Schedule 2 (the date on which an Event of Default occurs or, if later, the relevant grace period (if any) expires, the “Acceleration Date”), the date specified in the relevant Redemption Notice;

(the “Redemption Date”).

4.2

Subject to paragraph 4.12 below, in the event that Shareholder Approval has not been obtained on or before 7 August 2020, in addition to the amounts otherwise payable on the Redemption Date, each Noteholder holding any Tranche 1 Notes shall be entitled to be paid an additional sum on the Redemption Date, the amount of which shall be equal to the principal amount of the Tranche 1 Notes outstanding on 7 August, 2020 and held by such Noteholder in recognition of such Noteholder not being able to (i) participate in the equity of the Company through conversion of the Tranche 1 Notes, or (ii) benefit from any Warrants that were intended to be issued to such Tranche 1 Noteholder as part of the Transaction (such sum being the “Uplift Payment”).

Notwithstanding the foregoing, in the event that Shareholder Approval has not been obtained on or before 7 August 2020, upon conversion of the Notes in accordance with Part 2 of Schedule 2, the Noteholder shall be entitled to the benefit of the Uplift Payment. In the event that the Shareholder Approval has not been obtained on or before 7 August 2020 and a Noteholder did not attend (either in person or by proxy) any general meeting of the Company’s members called for the purposes of obtaining the Shareholder Approval and vote in favour of such Shareholder Approval with the entirety of all voting rights available to such Noteholder, such Noteholder shall cease to be entitled to the benefit of the Uplift Payment in any circumstances.

4.3

At any time after 7 August 2020, when (i) at least one Tranche 1 Noteholder is entitled to the Uplift Payment pursuant to paragraph 4.2 above; (ii) the Closing Price is above the Tranche 1 Conversion Price; and (iii) the Company has authority from its shareholders to allot additional Ordinary Shares, the Company may at its discretion notify all (but not some) Tranche 1 Noteholders that it wishes to satisfy its obligations in respect of all or any portion of the Uplift Payment by the issuance of further Ordinary Shares pro rata to all Noteholder(s) (such Ordinary Shares being “Uplift Securities”) (such notice an “Uplift Allocation Notice”).

4.4

The amount of the Uplift Payment to be satisfied by the Uplift Securities shall be calculated by: multiplying (x) being the number of Uplift Securities the Company wishes to issue, by (y) being the Tranche 1 Conversion Price (the “Uplift Reduction Amount”).

4.5	The Uplift Allocation Notice served pursuant to paragraph 4.3 above shall specify, at a minimum:

(a)	the number of Uplift Securities the Company proposes to issue;

(b)	each Tranche 1 Noteholder’s current percentage holding of the aggregate voting rights in the Company; and

(c)	the issue date of the Uplift Securities (which shall in all cases be within 5 Business Days of the date the Uplift Allocation Notice was served).

4.6	In the event that:

(a)

there is only one Tranche 1 Noteholder, that Noteholder shall be automatically deemed to have subscribed for the maximum number of Uplift Securities as it is possible to subscribe without the Ownership Limit of that Tranche 1 Noteholder being exceeded; and

(b)

if there is more than one Tranche 1 Noteholder, each Tranche 1 Noteholder shall be automatically deemed to have subscribed (and such subscription shall be deemed satisfied out of each Tranche 1 Noteholder’s entitlement to the Uplift Payment) for such number of Uplift Securities as is determined pro rata to each Tranche 1 Noteholder’s proportionate entitlement to the Uplift Payment (provided that such amount does not result in the Ownership Limit being exceeded, and if it was to so result, such Tranche 1 Noteholder shall be required to subscribe for the maximum amount of Uplift Securities that such Tranche 1 Noteholder could receive without being in breach of the Ownership Limit, any excess Uplift Securities would then be allocated to each other Tranche 1 Noteholder (who would be deemed to subscribe for the same) pro rata to their entitlement to the Uplift Payment until either all Uplift Securities have been allocated amongst all Tranche 1 Noteholders or all Tranche 1 Noteholders have each reached the Ownership Limit), and in each case the Company shall issue such Uplift Securities (which shall be credited as fully paid and rank pari passu with Ordinary Shares of the same class in issue on the Conversion Date) within 5 Business Days of the Uplift Allocation Notice and the applicable Tranche 1 Noteholder’s entitlement to the Uplift Payment shall thereon be reduced by their proportion of the Uplift Reduction Amount.

4.7

At any time when (i) the Company has satisfied the entirety of its obligations in respect of the Uplift Payment through the issue of Uplift Securities pursuant to paragraphs 4.3 to 4.6 above (or the Uplift Payment has otherwise been discharged or waived); (ii) the Closing Price is above the Tranche 1 Conversion Price, and (iii) the Company has authority from its shareholders to allot additional Ordinary Shares; the Company may notify all (but not some) of the Tranche 1 Noteholders that it wishes to satisfy its obligations in respect of an amount of interest and/or principal under the Tranche 1 Notes by the issuance of further Ordinary Shares pro rata to all Tranche 1 Noteholders (such Ordinary Shares being “Pay Down Securities”) (such notice a “Pay Down Notice” and such process a “Pay Down Issue”).

4.8

The amount of principal and interest in respect of the Tranche 1 Notes to be satisfied by the issue of Pay Down Securities shall be calculated by: multiplying (x) being the number of Pay Down Securities the Company wishes to issue, by (y) being the Tranche 1 Conversion Price (the “Pay Down Reduction Amount”).

4.9	The Pay Down Notice served on each Tranche 1 Noteholder pursuant to paragraph 4.7 above shall specify, at a minimum:

(a)	the number of Pay Down Securities the Company proposes to issue;

(b)	each Tranche 1 Noteholder’s current percentage holding of the aggregate voting rights in the Company; and

(c)	the issue date of the Pay Down Securities (which shall in all cases be within 5 Business Days of the date the Pay Down Notice was served).

4.10	In the event that:

(a)

there is only one Tranche 1 Noteholder, that Tranche 1 Noteholder shall be automatically deemed to have subscribed for the maximum number of Pay Down Securities as it is possible to subscribe without the Ownership Limit of that Tranche 1 Noteholder being exceeded; and

(b)

there is more than one Tranche 1 Noteholder, each Tranche 1 Noteholder shall be automatically deemed to have subscribed (and such subscription shall be deemed satisfied out of each Tranche 1 Noteholder’s entitlement to principal and/or interest under the Notes) for the maximum amount of Pay Down Securities that such Tranche 1 Noteholder could receive without being in breach of the Ownership Limit, any excess Pay Down Securities would then be allocated to each other Tranche 1 Noteholder (who would be deemed to subscribe for the same) pro rata to their entitlement outstanding interest and/or principal under the Tranche 1 Notes until either all Pay Down Securities have been allocated amongst all Tranche 1 Noteholders or all Tranche 1 Noteholders have each reached the Ownership Limit, and in each case the Company shall issue such Pay Down Securities (which shall be credited as fully paid and rank pari passu with Ordinary Shares of the same class in issue on the Conversion Date) within 5 Business Days of the Pay Down Notice and the applicable Tranche 1 Noteholder’s entitlement to principal amount and/or interest shall thereon be reduced by their proportion of the Pay Down Reduction Amount.

4.11

At any time when (i) the Company has satisfied all principal and interest outstanding in respect of the Tranche 1 Notes by the issue of Pay Down Securities; (ii) the Closing Price is above the Tranche 2 Conversion Price, and (iii) the Company has authority from its shareholders to allot additional Ordinary Shares, the Company may serve a Pay Down Notice on the Tranche 2 Noteholders, notifying them it wishes to satisfy its obligations in respect of any interest and/or principal amount under the Tranche 2 Notes by way of a Pay Down Issue, and the provisions of the foregoing paragraphs 4.7 to 4.10 above shall apply mutatis mutandis in respect of any such Pay Down Issue in respect of the Tranche 2 Notes (and in such circumstances, for the avoidance of doubt, (y) for the purposes of calculating the Pay Down Reduction Amount pursuant to paragraph 4.8 shall be the Tranche 2 Conversion price). At any time when (i) the Company has satisfied all principal and interest outstanding in respect of the Tranche 2 Notes by the issue of Pay Down Securities; and (ii) the Company has authority from its shareholders to allot additional Ordinary Shares, the Company may serve a Pay Down Notice on the Tranche 3 Noteholders, notifying them it wishes to satisfy its obligations in respect of any interest and/or principal amount under the Tranche 3 Notes by way of a Pay Down Issue, and the provisions of the foregoing paragraphs 4.7 to 4.10 above shall apply mutatis mutandis in respect of any such Pay Down Issue in respect of the Tranche 3 Notes (and in such circumstances, for the avoidance of doubt, (y) for the purposes of calculating the Pay Down Reduction Amount in respect of Tranche 3 Notes pursuant to paragraph 4.8 shall be the weighted average of the Closing Price on the 5 Business Days immediately prior to the date on which the Pay Down Notice is served in respect of such Tranche 3 Notes).

4.12

In the event that (i) a Change of Control occurs on or prior to 7 August 2020 and Shareholder Approval has not been obtained on or prior to the date of such Change of Control; or (ii) Shareholder Approval has not been obtained on or before 7 August 2020 and following 7 August 2020 but prior to the Tranche 1 Maturity Date, the Company undergoes a Change of Control; in either case the Company shall pay or cause to be paid, within 3 Business Days of the date on which consideration in respect of such Change of Control is remitted to the holders of Ordinary Shares, to each Noteholder, in addition to the sum payable pursuant to paragraph 4.1(b) of this Part 1 of Schedule 2, an additional sum, the amount of which shall be equal to the value of (a) minus ((b), (c) and (d)), where:

(a)

is the pro rata amount of consideration which would have been received by such Noteholder in consideration for their Ordinary Shares and Warrants (plus, to the extent they exist, any Tranche 3 Notes held by such Noteholder but without double-counting in respect of the value of any Warrants that were converted into such Tranche 3 Notes by the Noteholder) on the Change of Control if that Shareholder Approval had been obtained on or prior to 7 August 2020 and as a result (i) all the Warrants held by such Noteholder as of the date of the Change of Control had become fully exercisable on or prior to 7 August 2020; and (ii) all Tranche 1 Notes held by such Noteholder as of the date of the Change of Control had automatically converted into Ordinary Shares upon receipt of the Shareholder Approval; and

(b)

is the aggregate of the principal amount of such Noteholder’s Tranche 1 Notes, together with any accrued but unpaid interest thereon held by such Noteholder immediately prior to the Notes being redeemed pursuant to paragraph 4.1(b) of this Part 1 of Schedule 2; and

(c)

is the pro rata amount of consideration actually received or due to be received by such Noteholder pursuant to Section 2.10 of the Warrant Instrument in respect of Warrants held by such Noteholder as of the date of such Change of Control; and

(d)

is the pro rata amount of consideration actually received or due to be received by such Noteholder (whether on or prior to any Change of Control) in respect of any Ordinary Shares received by such Noteholder in exchange for Tranche 1 Notes pursuant to paragraphs 4.7 through 4.11 of this Schedule 2;

(such sum being the “Change of Control Payment”). For the avoidance of doubt, if any Noteholder becomes entitled to be paid the Change of Control Payment, such Noteholder shall cease to be entitled to the Uplift Payment pursuant to paragraph 4.2.

4.13

Subject to paragraph 6 if the Noteholder Majority wishes to redeem the Notes following an Acceleration Date, the Noteholder Majority shall give the Company written notice of the intention to exercise the right to redeem in accordance with the provisions of paragraph 4.1(b), together with confirmation on the date for such redemption (provided that such date may not occur earlier than the date falling 20 Business Days after the relevant Acceleration Date), conditional always on any such Event of Default not being remedied in the case of paragraph 4.1(c) (“Redemption Notice”).

4.14	A Redemption Notice shall (unless the Company agrees otherwise) be irrevocable.

4.15

For as long as the Subordination Agreement is in force, notwithstanding any of the provisions of paragraph 5 of this Part 1 of Schedule 2, the Notes cannot be redeemed or repaid following an Acceleration Date until the applicable restriction in the Subordination Agreement has expired or been waived by the Senior Lenders; provided that such delay in payment shall constitute an additional Event of Default hereunder.

4.16

On the Redemption Date, the Company shall repay to all Noteholders the principal amount of the Notes so redeemed, together with interest on such Notes outstanding at the applicable Interest Rate, and, if applicable, the Uplift Payment payable pursuant to paragraph 4.2.

4.17

If, on redemption of a Note, a Noteholder fails to deliver the Certificate for it, or an indemnity in accordance with these Conditions or to accept payment of moneys due to him, the Company shall pay the moneys due to him into bank account which payment shall discharge the Company from all further obligations in respect of the Note.

4.18	The Company shall cancel any Notes repaid, redeemed or purchased and shall not reissue them.

5. EVENTS OF DEFAULT

Subject to paragraphs 4.15 and 6.3 of this part 1 of Schedule 2, the Notes then in issue shall become immediately redeemable at the principal amount, together with interest on the Notes outstanding, and interest shall become payable at the applicable Default Rate, if:

(a)	the Company fails to pay any interest or principal in respect of the Notes on the relevant due date;

(b)	the Company fails to comply in any material respect with the covenants of the Notes or any of the Conditions and does not remedy such failure within 30 calendar days;

(c)

any judgment, arbitration award, order or decree for the payment of money and that is no longer subject to an appeal process in an amount, individually or in the aggregate of at least £1,000,000 (or its equivalent in other currencies) is rendered against any Group Company and not cured or withdrawn within 30 calendar days of such judgment, award, order or decree;

(d)

a Group Company incurs an Event of Default (as such term is defined in the Novartis Loan Note) pursuant to the terms of the Novartis Loan Note and such Event of Default is not remedied within the greater of (i) any applicable grace period pursuant to the terms of the Novartis Loan Note; and (ii) 30 days from the occurrence of such Event of Default; and results in the acceleration by Novartis of any indebtedness owed pursuant to the terms of the Novartis Loan Note;

(e)

a Group Company incurs an event of default (howsoever defined) in respect of any indebtedness in a principal amount in excess of £1,000,000 and fails to cure (or have waived) such event of default within 30 calendar days of such event of default;

(f)

a Group Company commits a material breach of any material contract to which such Group Company is a party and fails to cure (or have waived) such material breach within 30 calendar days of such event of default

(g)

an encumbrancor takes possession or a receiver is appointed of the whole or the major part of the assets or undertaking of a Group Company or if distress, execution or other legal process is levied or enforced or sued out on or against the whole or the major part of the assets of any Group Company and is not discharged, paid out, withdrawn or removed within 30 calendar days;

(h)

a Group Company is the subject of any proceeding in bankruptcy or for their dissolution, liquidation, winding-up, composition or other relief under any applicable insolvency or bankruptcy laws, whether voluntary or involuntary and, if involuntary, is not dismissed within 60 calendar days of filing;

(i)	an administration order is made in relation to any Group Company; or

(j)

an order is made, or an effective resolution is passed, for the winding-up, liquidation, administration or dissolution of any Group Company (except for the purpose of reorganisation or amalgamation of the Group Companies).

6. ACTION FOLLOWING EVENT OF DEFAULT

6.1

The Company shall give written notice to the Noteholders as soon as reasonably practicable following the Company becoming aware of the occurrence of an event specified in paragraph 5, giving reasonable details of that event.

6.2

Following receipt of the notice provided pursuant to paragraph 6.1 above, and, if applicable, the expiry of any cure period provided for such Event of Default, the Noteholders shall have a period of 10 Business Days in which they may exercise their right to waive such Event of Default by Noteholder Majority Consent.

6.3

If the Noteholder Majority waives any Event of Default then the Notes shall cease to be immediately redeemable, and no further interest shall accrue at the applicable Default Rate in respect of such Event of Default (for the avoidance of doubt, notwithstanding such waiver, the Noteholders’ shall remain entitled to any interest accrued at the applicable Default Rate between the date of the Event of Default and the date of waiver by the Noteholder Majority).

7. TAXATION

7.1

All payments to be made by the Company to a Noteholder under the Note shall be made free and clear of and without any deduction or withholding for or on account of tax (a “Tax Deduction”), unless a Tax Deduction is required by law. If a Tax Deduction is required by law, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.2

Each Noteholder shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to paragraph 7.1 above, including (but not limited to) transferring its rights and obligations under this Instrument and the Notes to another affiliate of such Noteholder and permitting the listing of the Notes on a recognised stock exchange.

7.3	Paragraph 7.2 above does not in any way limit the obligations of the Company under this Instrument.

7.4

Each Noteholder and the Company shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction including using commercially reasonable endeavours to procure that investors in such Noteholder complete such procedural formalities.

7.5

If the Company makes an increased payment under paragraph 7.1 (a “Tax Payment”) and the relevant Noteholder shall (and shall use commercially reasonable endeavours to procure that investors will) co-operate with the Company to take any reasonable steps to:

(a)

investigate the availability of any credit against, relief or remission for, or repayment of any Tax is attributable to that increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required (“Tax Credit”); and

(b)	obtain and/or utilise that Tax Credit,

and the Noteholder shall (and shall use commercially reasonable endeavours to procure that investors will) pay an amount to the Company which that Noteholder (or investors as applicable) determines (acting reasonably) will leave it (after that payment) in the same after-Tax position as it would have been in had some or all of the Tax Payment not been required to be made by the Company.

Part 2. Conversion

1. CONVERSION

1.1

Without prejudice to the provisions paragraphs 4.3 to 4.11 of Schedule 2 Part 1, the Notes shall not be capable of conversion prior to Shareholder Approval having been obtained and no Noteholder shall serve any Conversion Notice prior to such time.

1.2

Subject to paragraph 1.1 and paragraph 1.4 of this Part 2 of Schedule 2, all outstanding Tranche 1 Notes shall automatically convert into a number of fully paid Ordinary Shares upon Shareholder Approval being obtained, determined by dividing (x) the sum of (i) the outstanding principal amount, plus (ii) all accrued and unpaid interest thereon, plus (iii) any amount of the Uplift Payment (to the extent the same is applicable pursuant to the terms of this Instrument) which has become due and payable in accordance with paragraph 4.2 and has not already been paid or satisfied by the issue of Uplift Securities (or otherwise), by (y) the Tranche 1 Conversion Price then in effect; provided that (but subject to paragraph 1.4 of this Part 2 of Schedule 2 below) following such conversion, no individual Noteholder shall hold more than 9.99% of the aggregate voting rights in the Company (on a fully diluted basis) (the “Ownership Limit”). In the event that Conversion of any Noteholder’s holding of Notes would result in such Noteholder exceeding the Ownership Limit, the principal amount of the Notes held by such Noteholder which shall convert shall be the greatest amount possible without that Noteholder exceeding such Ownership Limit and the remaining principal balance on such Notes shall remain outstanding.

1.3	Subject to paragraphs 1.1, 1.2 and 1.4 of this Part 2 of Schedule 2:

(a)

each Noteholder holding Tranche 1 Notes shall have the right, at any time prior to the Tranche 1 Maturity Date, to serve a Conversion Notice on the Company to convert all or, if the Ownership Limit applies, part of such Noteholder’s Tranche 1 Notes then outstanding (together with any accrued but unpaid interest thereon) into fully paid Ordinary Shares at the Tranche 1 Conversion Price per Share; and

(b)

each Noteholder holding Tranche 2 Notes shall have the right, at any time prior to the Tranche 2 Maturity Date applicable to such Noteholder’s Tranche 2 Notes, to serve a Conversion Notice on the Company to convert all or, if the Ownership Limit applies, part of such Noteholder’s Tranche 2 Notes then outstanding (together with any accrued but unpaid interest thereon) into fully paid Ordinary Shares at the Tranche 2 Conversion Price per Share,

provided that, in each of the foregoing cases, at the time of the Conversion Notice, either (i) such Noteholder’s aggregate voting rights in the Company is not in excess of the Ownership Limit and would not become in excess of the Ownership Limit as a result of the conversion contemplated by such Conversion Notice; or (ii) such Noteholder has waived the application of the Ownership Limit in accordance with paragraph 1.4 of this Part 2 of Schedule 2.

1.4

Notwithstanding the foregoing, a Noteholder may increase or decrease the Ownership Limit to any other percentage, by written notice to the Company; provided, that the Noteholder may not decrease the limitation prior to August 8, 2020; provided further that a waiver by the Noteholder of the Ownership Limit or a request to increase the Ownership Limit requires not less than 61 days prior written notice to the Company (with such waiver of the Ownership Limit or request to increase the Ownership Limit taking effect only upon the expiration of such 61 day notice period and applying only to the Noteholder and not to any other holder of Notes) and that such Ownership Limit shall never be increased above 19.99%.

1.5	The Conversion Notice shall set out, at a minimum:

(a)	the principal amount of the Tranche 1 Notes and/or Tranche 2 Notes to be converted;

(b)	the amount (if any) of accrued but unpaid interest on such principal amount which is to be converted;

(c)	the Noteholder’s current percentage holding of the aggregate voting rights in the Company;

(d)	the Conversion Date; and

(e)	any conditions (if any) applicable to the conversion and agreed in writing in advance by the Company.

1.6	The Service of a Conversion Notice shall be irrevocable and binding on the Noteholder.

2. PROCEDURES ON CONVERSION

2.1

Subject to paragraph 1.1 of this Part 2 of Schedule 2, on the Conversion Date, the Directors shall convert the principal amount of the Notes and accrued but unpaid interest and any amount of the Uplift Payment (to the extent the same is applicable pursuant to the terms of this Instrument) which has become due and payable in accordance with paragraph 4.2 and has not already been paid or satisfied by the issue of Uplift Securities (or otherwise), into such number of new fully paid Ordinary Shares at the applicable Tranche 1 Conversion Price or Tranche 2 Conversion Price (as the case may be) as set out in paragraph 1 of this Part 2 of Schedule 2 in accordance with the following provisions of paragraph 2.2 to paragraph 2.5 (inclusive).

2.2

Conversion of the Notes shall be effected by the Company redeeming the relevant Notes on the Conversion Date. Each Noteholder whose Notes are being converted shall be deemed to irrevocably authorise and instruct the Company to apply the redemption moneys payable to that Noteholder in subscribing for Ordinary Shares on conversion of the Notes.

2.3

Ordinary Shares arising on conversion of the Notes (and any applicable accrued but unpaid interest) shall be issued and allotted by the Company on the Conversion Date and the certificates (if physical certificates are requested by such Noteholder) for such Ordinary Shares shall be despatched to the persons entitled to them at their own risk.

2.4

The Ordinary Shares arising on conversion of the Notes shall be credited as fully paid and rank pari passu with Ordinary Shares of the same class in issue on the Conversion Date and shall carry the right to receive all dividends and other distributions declared, made or paid after the Conversion Date.

2.5	The entitlement of each Noteholder to a fraction of a Share shall be rounded down to the nearest whole number of Ordinary Shares which result from the conversion of the Notes.

2.6

In the event that the Ordinary Shares in issue on the Conversion Date are traded on the AIM Market operated by London Stock Exchange plc, the Company shall use its reasonable best endeavours to ensure that the Ordinary Shares to be issued upon the conversion of the relevant Notes are admitted to trading on the AIM Market as soon as reasonably practicable following the Conversion Date. In addition, as soon as practicable following the general meeting at which the Company seeks to obtain Shareholder Approval, the Company shall make or cause to be made an application to AIM for a block listing (up to the maximum amount available to the Company under AIM block listing rules and in consideration of block listings registered at the time of this Agreement) or otherwise to admit upon Admission or as soon as permitted by AIM thereafter the maximum number of Ordinary Shares that may be acquired upon conversion of the Notes. Further, the Company shall list the Ordinary Shares issuable upon conversion of the Notes on each other securities exchange on which the Ordinary Shares are then listed and/or admitted to trading.

Part 3. Transfer provisions, Undertakings and other matters

1.

The Company shall recognise the registered holder of any Notes as the absolute owner of them and shall not (except as provided by statute or as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust (whether express, implied or constructive) to which any Note may be subject. The Company shall not (except as provided by statute or as ordered by a court of competent jurisdiction) be bound to enter any notice of any trust (whether express, implied or constructive) on the register in respect of any of the Notes.

The Notes are freely transferable in accordance with this Part 3 of Schedule 2 in integral multiples of £1 by instrument in writing in the usual common form (or in such other form as the Directors may approve) and such instrument need not be under seal. Additionally and, notwithstanding any other provision of this Instrument, for so long as the Subordination Agreement remains in force and effect, no transfer of the Notes may take place unless the transferee in respect of those Notes being transferred is either a party to the Subordination Agreement or has entered into a deed of adherence to be bound by the terms of such Subordination Agreement, or has otherwise entered into subordination arrangements with the Senior Lenders in writing or the requirement to enter into subordination arrangements with the Senior Lenders has been otherwise waived by the Senior Lenders in writing in advance of such intended transfer of the Notes; any attempt to transfer Notes in breach of the foregoing provisions is void ab initio.

2.

Each instrument of transfer shall be signed by the transferor, and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the register in respect of such Notes.

3.

Each instrument of transfer shall be sent to, or left for registration at, the registered office of the Company for the time being, and shall be accompanied by the Certificate(s) for the Notes to be transferred and any other evidence that the Company may require to prove the title of the transferor or his right to transfer the Notes (and, if such instrument is executed by some other person on his behalf, the authority of that person to do so). All instruments of transfer that are registered may be retained by the Company.

4.	No transfer of Notes shall be registered in respect of which a Redemption Notice, an Uplift Allocation Notice, a Pay Down Notice or Conversion Notice has been given.

5.	The Company undertakes that, while an aggregate principal amount of Notes greater than £10,000,000 remains in issue, it shall not, without prior Noteholder Majority Consent:

(a)

sell, transfer, lease, licence or otherwise dispose of any material asset or business of any Group Company (including the sale, transfer or other disposition of a Group Company’s rights to a third party), other than in the ordinary course of business;

(b)	carry out any merger, reorganisation, restructuring or sale of all or substantially all of the assets and/or business of any Group Company;

(c)	effect the liquidation, dissolution, or winding of any Group Company, or the cessation of all or substantially all of the business of any Group Company;

(d)

authorise any debt security (the incurrence, or extension of any credit or loan guarantee in respect of any loan or grant of credit exceeding £800,640.512(save that, for the avoidance of doubt, no Noteholder Majority Consent shall be required for (i) any refinancing, in whole or in part, of any Existing Indebtedness; or (ii) the subscription by any Qualifying Noteholder (and the issuance by the Company) for any Tranche 2 Notes pursuant to the Securities Purchase Agreement);

(e)	discontinue any existing line of business of any Group Company or enter into any new line of line of business by any Group Company; or

(f)	issue any securities senior to the Ordinary Shares with respect to voting rights, dividends, conversion rights, redemption rights, liquidation preference or otherwise.

6.

Payment of the principal amount and all accrued interest on the Notes may be made by cheque made payable to, or by bank transfer to an account nominated for the purpose to the Company in writing by, the registered holder or, in the case of joint registered holders, to the one who is first-named on the register, or to such person or persons as the registered holder or all the joint registered holders may in writing direct and sent to the registered holder or in the case of joint registered holders to that one of the joint registered holders who is first-named on the register or to such address as the registered holder or joint registered holders may in writing direct. Cheques may be sent through the post at the risk of the registered holder or jointly registered holders and payment of any such cheque by the bankers on whom it is drawn, or a bank transfer to the relevant account, shall be good discharge to the Company.

7.

If more than one person is entered in the register as joint holders of any Notes then, without prejudice to paragraph 5 of this Part 3 of Schedule 2, the receipt of any one of such holders for any moneys payable on or in respect of the Notes shall be as effective a discharge to the Company or other person making the payment as if the person signing such receipt were the sole registered holder of such Notes.

8.

If any Certificate is worn out or defaced then, on production of it to the Directors, they may cancel it and may issue a fresh Certificate in lieu. If any Certificate is lost or destroyed it may be replaced on such terms (if any) as to evidence and indemnity as the Company may reasonably require. An entry recording the issue of the new Certificate and indemnity (if any) shall be made in the register. No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other documents relating to or effecting title to any Notes.

9.

Any notice or other document required to be given under this Instrument shall be in writing and may be given to or served on any Noteholder by sending it by first-class post in a prepaid envelope addressed to such Noteholder at his registered address. In the case of joint Noteholders, a notice given to, or document served on, the Noteholder whose name stands first in the register in respect of such Notes shall be sufficient notice to, or service on, all the joint holders. Any such notice sent or document served by first-class post shall be deemed to have been given or served 48 hours or 96 hours in the case of a notice or document sent to an address for a Noteholder not in the United Kingdom after the time when it is posted and in proving such notice or service, it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

10.

Any notice or other document delivered or sent by post to, or left at, the registered address of any Noteholder in pursuance of these provisions shall, notwithstanding that such Noteholder is then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any Notes registered in the name of such Noteholder as sole or first-named joint holder unless his name shall at the time of the service of the notice or document have been removed from the register as the holder of the Notes, and such service shall for all purposes be deemed sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Notes.

11.

A copy of this Instrument shall be kept at the Company’s registered office. A Noteholder (and any person authorised by a Noteholder) may inspect that copy of the Instrument at all reasonable times during office hours.

12.

Each Noteholder by subscribing for and/or holding any Notes pursuant to the terms of this Instrument expressly and irrevocably agrees that the Group Companies may refinance all or any part of either the Senior Loan or the Novartis Loan Note (either with the existing creditors thereof or with third party creditors) and that, such refinanced loan shall for all purposes under this Instrument be treated, mutatis mutandis¸ as the Senior Loan or the Novartis Loan Note (as the case may be) and benefit from any protections, provisions, exemptions or other terms hereof, without requiring the consent of any Noteholder; provided, that no such refinancing or amendment of the Senior Loan which increases the amount of the principal sum of the Senior Loan owing from time to time above £14 million, or extends the Final Repayment Date for the Senior Loan beyond 1 March 2022, shall be effective unless otherwise approved by the Noteholder Majority; provided, further, that no such consent or agreement shall be required from any Noteholder Majority from or after the time when Shareholder Approval has been obtained. For the avoidance of doubt, if any such refinancing takes place, any lenders thereunder shall be treated as the “Senior Lenders” for the purposes of this Instrument. The Company shall as soon as reasonably practicable after the occurrence of any such refinancing, provide notice of the same to the Noteholders.

13.

If the Company, whilst any Notes are outstanding, shall effect a subdivision of its Ordinary Shares, the Tranche 1 Conversion Price and Tranche 2 Conversion Price (if any) then in effect immediately before that subdivision shall be proportionately decreased. If the Company, whilst any Notes are outstanding, shall combine its Ordinary Shares, the Tranche 1 Conversion Price and Tranche 2 Conversion Price then in effect immediately before the combination shall be proportionately increased.

14.

If the Company, whilst any Notes are outstanding, shall make or issue, or fix a record date for the determination of holders of its Ordinary Shares entitled to receive a dividend or other distribution to the shareholders from the fund for invested unrestricted equity payable in Ordinary Shares in the Company, then and in each such event the Tranche 1 Conversion Price and Tranche 2 Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Tranche 1 Conversion Price or Tranche 2 Conversion Price, as applicable, then in effect by a fraction:

(a)	the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)

the denominator of which shall be the total number of Ordinary Shares outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Tranche 1 Conversion Price and Tranche 2 Conversion Price shall be recomputed accordingly as of the close of business on such date and thereafter the Tranche 1 Conversion Price and Tranche 2 Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions, if any.

15.

When any adjustment is required to be made in the Tranche 1 Conversion Price or Tranche 2 Conversion Price pursuant to paragraph 14 or 15, the number of Ordinary Shares issuable upon conversion of a Note shall be calculated by reference to the revised Tranche 1 Conversion Price or Tranche 2 Conversion price following the adjustment made by paragraph 14 or 15.

16.

If the Company, whilst any Notes are outstanding, shall: (i) pay or declare a dividend payable to all shareholders other than in Ordinary Shares (e.g. in cash or assets other than Ordinary Shares in the Company); or (ii) make any distribution of share capital (including share premium account and capital redemption legal reserve), then and in each such event the Tranche 1 Conversion Price and Tranche 2 Conversion Price then in effect immediately before such event shall be decreased as of such event by multiplying the Tranche 1 Conversion Price or Tranche 2 Conversion Price, as applicable, then in effect by a fraction:

(a)

the numerator of which shall be equal to (i) the Closing Price on the day immediately prior to the date when such event was first published (or if there is no such price, the fair market value of one ordinary share of the Company as of such date as determined in good faith by the Directors) minus (ii) the amount per issued share of such dividend or distribution; and

(b)

the denominator of which shall be the Closing Price on the day immediately prior to the date when such event was first published (or if there is no such price, the fair market value of one ordinary share of the Company as of such date as determined in good faith by the Directors).

In the event that the application of the above fraction would result in an increase in the Conversion Price, then no adjustment shall be made hereunder. If the Company distributes assets other than cash, the amount per outstanding share of the distribution shall be calculated by reference to the fair market value of the assets distributed as determined in good faith by the Directors.

“Closing Price” for purposes of this paragraph means: the most recently reported closing price of the Ordinary Shares on AIM.

17.

If, prior to the Maturity Date, there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or demerger involving the Company in which the Company’s Ordinary Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs 14 or 15) (collectively, a “Reorganization”), then, following such Reorganization, the Noteholders shall receive upon conversion the kind and amount of securities, cash or other property, if any, which the Noteholders would have been entitled to receive pursuant to such Reorganization if such conversion had taken place immediately prior to such Reorganization. Appropriate adjustment (as determined in good faith by the Directors) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Noteholder, to the end that the provisions set forth in this Instrument (including provisions with respect to changes in and other adjustments of the Tranche 1 Conversion Price and/or Tranche 2 Conversion Price (as applicable) and the number of Ordinary Shares issuable upon conversion of the Notes) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the conversion of the Notes.

Schedule 3 Meetings of the Noteholders

1.

The Company may at any time convene a meeting of Noteholders. In addition, the Company shall at the written request of the holders of not less than one-quarter (25%) in nominal amount of the outstanding Notes convene a meeting of the Noteholders. Any meeting shall be held at such place as the Company may designate.

2.

At least 14 days’ notice (exclusive of the day on which the notice is served or deemed to be served and of the day for which notice is given) of every meeting shall be given to the Noteholders. The notice shall specify the place, day and time of the meeting and the general nature of the business to be transacted, but it shall not be necessary (except in the case of a Special Resolution) to specify in the notice the terms of any resolution to be proposed. The accidental omission to give notice to, or the non-receipt of notice by, any of the Noteholders shall not invalidate the proceedings at any meeting. A meeting of the Noteholders shall, despite being called at shorter notice than specified above, be deemed to have been duly called if it is agreed in writing by all of the Noteholders.

3.

At any meeting the quorum shall be two or more Noteholders holding, or representing by proxy, at least 50.1% in nominal principal amount of the outstanding Notes. No business (other than choosing a Chairman) shall be transacted at any meeting unless the requisite quorum is present.

4.

If a quorum is not present, within half an hour from the time appointed for the meeting, the meeting shall be dissolved if it was convened on the requisition of Noteholders. In any other case, it shall stand adjourned to such day and time (at least 14 days later, but not more than 28 days later) and to such place as may be appointed by the Chairman. At such adjourned meeting, two Noteholders present in person (or by proxy) and entitled to vote shall constitute a quorum (whatever the nominal amount of the Notes held by them). At least 14 days’ notice of any adjourned meeting of Noteholders shall be given (in the same manner mutatis mutandis as for an original meeting). That notice shall state that two Noteholders present in person (or by proxy) at the adjourned meeting (whatever the nominal amount of Notes held by them) shall form a quorum.

5.

A person (who may but need not be a Noteholder) nominated by the Company shall be entitled to take the chair at every such meeting but, if no such person is nominated or if the person nominated is not be present at the meeting within five minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be Chairman. Any Director or officer of, any Secretary of, and the solicitors to, the Company and any other person authorised in that behalf by the Company may attend at any such meeting.

6.	Each question submitted to a meeting of Noteholders shall, unless a poll is demanded, be decided by a show of hands.

7.

At any meeting of Noteholders unless a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy and holding or representing in the aggregate not less than one-twentieth in nominal amount of the outstanding Notes (before or on the declaration of the result of the show of hands), a declaration by the Chairman that a resolution has been carried by the requisite majority, lost or not carried by the requisite majority shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

8.

If a poll is duly demanded, it shall be taken in such manner and (subject as set out below) either at once or after an adjournment as the Chairman directs. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll shall not prevent the meeting from continuing for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

9.

If there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting shall not be entitled to a casting vote in addition to the vote(s) (if any) to which he may be entitled as a Noteholder or as a proxy.

10.

The Chairman may, with the consent of (and shall if so directed by) any meeting at which a quorum is present, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting from which the adjournment took place.

11.	Any poll demanded at any meeting on the election of a Chairman, or on any question of adjournment, shall be taken at the meeting without adjournment.

12.

On a show of hands, each Noteholder who is an individual and is present in person or (being a corporation) is present by its duly authorised representative or by one of its officers as its proxy, shall have one vote. On a poll, each Noteholder present in person or by proxy, shall have one vote for every £1 nominal principal amount of Notes held by him and a person entitled to more than one vote need not (if he votes) use all his votes or cast all the votes he uses in the same way.

13.

In the case of joint registered Noteholders any one of them shall be entitled to vote in respect of such Notes either in person or by proxy and, in the latter case, as if the joint holder were solely entitled to such Notes. If more than one joint holder is present at any meeting either personally or by proxy that one joint holder so present whose name as between himself and the other or others present stands first in the register as one of the joint holders shall alone be entitled to vote in person or by proxy.

14.

Each instrument appointing a proxy must be in writing and duly executed by the appointor or his duly authorised attorney or, in the case of a corporation under its common seal or duly executed by a duly authorised attorney or officer. The Chairman may (but shall not be bound to) require evidence of the authority of any attorney or officer. A proxy need not be a Noteholder.

15.

An instrument of proxy shall be in the usual or common form or in any other form that the Directors may accept. The proxy shall be deemed to include the right to demand or join in demanding a poll. A proxy shall, unless stated otherwise, be valid as well for any adjournment of the meeting as for the meeting to which it relates and need not be witnessed.

16.

The instrument appointing a proxy, and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power of attorney or authority, shall be deposited at the place specified in (or in any document accompanying) the notice convening the meeting. If no such place is specified, the proxy shall be deposited at the registered office of the Company not less than 48 hours before the time appointed for holding the meeting or adjourned meeting or for taking of the poll at which the person named in that instrument proposes to vote. In default, the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the revocation of the proxy or of the authority under which the proxy is given, unless notification in writing of the revocation has been received at the registered office of the Company or at such other place (if any) specified for the deposit of instruments of proxy in the notice convening the meeting (or any document accompanying it) 48 hours before the commencement of the meeting or adjourned meeting or the taking of the poll at which the vote is given.

17.

Without prejudice to any of the powers conferred on the Company under any of the provisions of the Instrument, a meeting of the Noteholders shall, in addition to any other powers, have the following powers exercisable by Special Resolution:

(a)

power to sanction the exchange or sale of the Notes for, or the conversion of the Notes into, or the cancellation of the Notes in consideration of, shares, stock, debenture stock or other obligations or security of the Company or any other company formed or to be formed (provided, in each of the foregoing cases, that such action will be conducted in accordance with the terms of the Conditions or with the prior written consent of the Company);

(b)

power to sanction any abrogation, modification or compromise of, or any arrangement in respect of, the Noteholders’ rights against the Company, provided the same has been previously approved in writing by the Company, whether those rights shall arise under the Instrument, the Notes or otherwise;

(c)

power to assent to any modification of the provisions contained in the Instrument and the Conditions and to authorise the Company to execute any supplemental instrument embodying any such modification. Any such modification shall be proposed by the Company; and

(d)	with the prior written consent of the Company, power to:

(i)	modify the date fixed for final redemption of the Notes;

(ii)	reduce or cancel the principal amount payable on the Notes;

(iii)	reduce the amount payable or modify the method of calculating the amount payable on the Notes; or

(iv)	modify the dates for payment in respect of any interest, on the Notes.

18.

A Special Resolution passed at a meeting of the Noteholders shall be binding on all the Noteholders whether or not they are present at the meeting. Each of the Noteholders shall be bound to give effect to it accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify passing it (so that the meeting may determine without appeal whether or not the circumstances justify passing it).

19.

Special Resolution, when used in the Conditions, means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the Conditions, and carried by a Noteholder Majority.

20.

A resolution in writing signed by or on behalf of a Noteholder Majority shall, for all purposes, be as valid and effectual as a Special Resolution passed at a meeting duly convened and held in accordance with the Conditions. Such resolution in writing may be contained in one document or in several documents in similar form, each signed by one or more Noteholders.

21.

Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any minutes, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters stated in them. Until the contrary is proved, every meeting for which minutes have been made and signed shall be deemed to have been duly held and convened, and all resolutions passed at the meeting to have been duly passed.

EXECUTED as a DEED by MEREO BIOPHARMA GROUP PLC

acting by

Director/Authorised signatory

Director/Authorised signatory

Witness

Name:

Address:

Occupation: